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[LOGO]




Mellon Growth Finance


                                                     610 West Germantown Pike
                                                     Suite 200
                                                     Plymouth Meeting, PA 19462



September 6, 1998

Mr. Michael J. Barrist
NCO Group, Inc. & Subsidiaries
1740 Walton Road
Blue Bell, PA 19422-0987

Via Facsimile/(610) 941-7778

RE: NCO Group, Inc. & Subsidiaries ("NCO")/Financing Proposal

Dear Mike:

Mellon Bank, N.A. (Mellon) is pleased to inform you that it is prepared to commit to the establishment of a $25MM revolving credit. Such commitment is subject to the terms and conditions outlined herein and in the attached Outline of Terms, and to the execution and delivery of documentation satisfactory to Mellon and its counsel.

If the offer evidenced by this letter and the attached Outline of Terms is acceptable, please indicate your acceptance by signing and returning the enclosed copy of this letter and the attachments. This commitment will be effective upon receipt of (1) your check for $50,000.00, and (2) the signed letter, by which you accept this commitment and agree to issue to Mellon, on or before November 15, 1996, a warrant to purchase 397.33 (pre-split) shares of NCO common stock as described in the attached Outline of Terms.

This offer will expire on September 10, 1996, unless previously accepted in the manner evidenced above.

If this offer is accepted but this transaction does not close on or before November 15, 1996, Mellon's commitment will expire.


We look forward to concluding this transaction and appreciate the opportunity of presenting this proposal.

Very truly yours,




/s/  Liz A. Mellace
-----------------------------
Liz A. Mellace
Assistant Vice President


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NCO Group, Inc. & Subsidiaries
September 6, 1996
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AGREED AND ACCEPTED BY:







    /s/ Michael J. Barrist
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NCO Group, Inc. & Subsidiaries




September 6, 1996
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Date







cc: W.M. Means
Enclosure


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                                MELLON BANK, N.A.
                         NCO GROUP, INC. & SUBSIDIARIES
                                OUTLINE OF TERMS

Borrower:                       NCO Group, Inc. & Subsidiaries (NCO)

Loan Facility:                  $25,000,000 Revolving Line of Credit

Purpose:                        Acquisition financing and working capital.

Facility Fee:                   Closing fee of $100,000. $50,000 upon the
                                acceptance of a commitment, with the remainder at closing. As additional consideration for extending this commitment, NCO shall issue an additional warrant to Mellon to purchase 397.33
                                (pre-split) shares of NCO common stock at the IPO price. If there is no IPO within 6 months of closing, the shares will be issued at 1.5X the latest (Coopers & Lybrand) valuation. NCO shall also provide Mellon with one Demand
                                Registration for these shares, not to be executed less than 12 months after the company's
                                IPO. The warrant shall be issued to Mellon on the earlier of (i) the closing date, or (ii) if the transaction contemplated by this commitment is not completed, November 15, 1996. All expenses of the registration shall be paid by NCO.

Commitment Fee:                 3/8% on the unused portion of the Revolver,
                                payable monthly in arrears.

Collateral:                     All borrowings will be secured by (1) a blanket
                                lien on all business assets of NCO (excluding cash held for clients), including but not limited to accounts receivable, inventory, general intangibles, and equipment now owned and hereafter acquired, (2) a stock pledge of NCO subsidiaries, and (3) an assignment of $2MM in keyman life insurance on Michael Barrist {(1) and (2) above shall also apply to acquired properties}.

Interest Rate:                  Mellon Prime rate or 30 day Libor + 250 basis
                                points.

Term:                           Four years.

Amortization:                   Interest only, payable monthly.



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NCO Group, Inc. & Subsidiaries
Proposed Outline of Terms



Financial Covenants:         Borrowings shall be subject to the following
                             covenants:

                              1. Interest Coverage, defined as EBIT divided by interest expense, to be maintained at a minimum of 4.0x.

                                  This requirement will be tested on a quarterly basis.

                              2.  Total Debt to EBITDA shall not exceed 2.5x.

                                  This requirement will be tested on a quarterly basis. (Current quarter EBITDA annualized.)

                              3. NCO shall maintain a Minimum Net Worth equal to 90% of the post IPO net worth plus 90% of quarterly net income with no credit for losses. This figure will be adjusted for all equity issues.

                              4.  NCO shall maintain a Current Ratio of 0.5 to
                                  1.0 at all times. The bank revolver will be considered a current liability for purposes of this test.

Other Conditions:

         1. Annual audited financial statements of NCO completed by a Big 6 accounting firm, accompanied by all accountant's management letters within 90 days of the close of NCO's fiscal year end (NCO shall require management letters with all annual audits); NCO's annual budget to be provided within 45 days after the start of each fiscal year.

         2. Monthly internal consolidating financial statements of NCO within 30 days of each month end.

         3. NCO shall be required to be in compliance with all the appropriate Federal, State and County environmental and other regulations governing the business of NCO, now and in the future.

         4. NCO shall provide an accounts receivable aging according to Mellon's request within 30 days of each month end.

         5. NCO shall provide an accounts payable aging report according to Mellon's request within 30 days of each month end.



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NCO Group, Inc. & Subsidiaries
Proposed Outline of Terms

         6. Capital expenditures (excludes acquisitions) shall not exceed $2,000,000 in any rolling four quarter period; NCO can carry forward a maximum of $750,000 in unspent capital expenditures per rolling four quarter period into future years. All leases, excluding real estate and car leases, shall be assumed to be capital leases for purposes of CAPEX calculations. Purchase money financing is permitted and will count toward the total.

         7. NCO shall not materially alter the nature of its business as presently conducted.

         8. All closing costs relating to the proposed facility, including but not limited to legal expenses will be borne by NCO, whether or not the transaction closes. Mellon shall obtain competitive bids from 3 approved law firms reasonably acceptable to Mellon and NCO and award the legal work with respect to this transaction to a mutually agreed upon firm.

         9. NCO shall submit a quarterly covenant compliance certificate certified by the Chief Financial Officer.

         10. NCO shall covenant that it will not incur, create, assume, or permit to exist any additional indebtedness, except as permitted for capital lease purchases in #6 above.

         11. NCO shall provide Mellon evidence of insurance on all inventory and equipment of NCO and shall have Mellon named as loss payee.

         12. NCO shall have no outstanding loans or advances or pledge any guarantees to third parties, including unconsolidated subsidiaries but not including consolidated subsidiaries, in excess of $50,000 at any point in time. This requirement excludes an outstanding note to the 1710/20, 1730 and 1740 Sentry East Assoc. limited partnerships totaling $250,000.

         13. NCO must maintain net trade A/R plus cash at a minimum level of 50% of Mellon debt.

         14. Michael Barrist will remain with NCO in his capacity as President/CEO during the term of the Mellon facility unless a replacement is hired that is reasonably satisfactory to Mellon Bank.

         15. Acquisitions exceeding $5,000M in any rolling 12 month period, or acquisitions of companies that are not cash flow (EBITDA) positive after recasting for unusual expense items will be subject to Mellon's approval. All acquisitions shall be in the same or similar line of business and show historical and pro forma covenant compliance. Mellon may require third


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NCO Group, Inc. & subsidiaries
Proposed Outline of Terms

                party verification of due diligence process on acquisitions subject to Mellon's approval.

         16. Seller financing must be structured as unsecured, fully and permanently subordinate to Mellon debt in both principal and interest repayments, with no financial covenants; a permanent stand still provision shall apply in the event of a default on Mellon's debt. Current principal and interest payments may be made on seller debt as long as NCO is in full compliance with Mellon agreements.

         17.    NCO shall cap 30 day Libor at 9.5% for $3million for two years.

         18. NCO shall not pay any dividends during the term of the Mellon facility.

Conditions of Lending:

         The credit facility will be available to NCO upon its fulfillment of such conditions as shall be satisfactory to Mellon. Such conditions shall include, without limitation, the following:

         1 Deliver to Mellon for its benefit a Security Agreement which shall be satisfactory to Mellon.

         2. Mellon shall have received all other documents, instruments and proceedings which it reasonably requests and all such documents, instruments and proceedings shall be satisfactory to Mellon.

         3. No adverse change shall occur in the financial condition of NCO as reflected in the financial Statements dated 6/30/96.

         4. There shall be no adverse change in the business products or prospects of NCO prior to the loan closing.

         5 NCO shall (i) have raised a minimum of $24 million of net proceeds in an IPO, and (ii) have cash after repayment of Mellon outstandings and the company's final S-Corp. distribution of at least $8 million.

NCO shall covenant to:

         1. Maintain its existence and its franchises and continue in full force and effect all authorizations and approvals required to conduct its business.

         2.     Pay its taxes and discharge its liabilities,


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NCO Group, Inc. & Subsidiaries
Proposed Outline of Terms



         3. Comply with all agreements to which it is party and by which it is bound and comply with all laws and regulations applicable to it.

Defaults:

         All amounts outstanding under the credit facility shall become immediately due and payable if any one or more of the following events or conditions occur:

         1. NCO fails to pay interest or principal installment when due or fails to pay any other amount to Mellon when due.

         2. NCO fails to perform or comply with any term or condition of the credit facility or the Security Agreement to be delivered to Mellon.

         3. NCO fails to pay any other indebtedness for borrowed money when due beyond any applicable grace.

         4. NCO voluntarily seeks protection under any bankruptcy or insolvency law or becomes the subject of any involuntary proceedings under any such law.

         5.     Any change in majority ownership of NCO.

Regulatory Requirements:

         Performance by Mellon of its obligations and commitments hereunder shall be subject to any applicable requirement of the Board of Governors of the Federal Reserve System or any other regulatory authority of competent jurisdiction.

Loan Documentation:

         The terms and conditions specified herein represent the principal terms and conditions which will be incorporated into appropriate loan documentation by such terms and conditions and are not intended to be an exhaustive description of the loan documentation which will contain additional provisions acceptable to NCO and Mellon.








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NCO Group, Inc. & Subsidiaries
Proposed Outline of Terms


Fees and Expenses:

         The reasonable fees and out-of-pocket expenses of special counsel to Mellon incurred without limitation in connection with the preparation hereof and the negotiation, preparation and closing of the loan documentation and credit facility, as well as post closing fees and expenses which may be required due to any future amendments to the loan agreement, shall be for the account of NCO.


Agreed and Accepted:

NCO Group, Inc. & Subsidiaries

BY:   /s/ Michael J. Barrist                                 September 6, 1996
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